UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BRC Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2023 Proxy Statement and

Notice of Annual Meeting of Stockholders

Friday, May 5, 2023 at 11:00 a.m. Eastern Time Online at: www.virtualshareholdermeeting.com/BRCC2023

1144 S. 500 W

Salt Lake City, UT 84101

March 21, 2023

Dear Fellow Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of BRC Inc., which will be held at 11:00 a.m. Eastern Time, on Friday, May 5, 2023. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BRCC2023 and using the 16-digit control number included in your proxy materials.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or telephone, vote as instructed by your broker, or vote your shares electronically at the Annual Meeting.

Sincerely, Evan Hafer Chief Executive Officer

BRC Inc.

1144 S. 500 W

Salt Lake City, UT 84101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:May 5, 2023	Record Date: March 8, 2023

Time:11:00 a.m. ET	Attendance: www.virtualshareholdermeeting.com/BRCC2023

To the Stockholders of BRC Inc.:

We will hold the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of BRC Inc., a Delaware public benefit corporation, on May 5, 2023 at 11:00 a.m. Eastern Time as a virtual meeting held entirely over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions online by visiting www.virtualshareholdermeeting.com/BRCC2023 and entering the 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied the proxy materials.

Items of business:

•	to elect as directors the two nominees named in the accompanying Proxy Statement to a term of three years each, or until their successors have been elected and qualified;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

These matters are more fully described in the proxy statement accompanying this notice (the “Proxy Statement”).

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish our proxy materials via the Internet. On or about March 21, 2023, we are mailing to stockholders as of the record date a notice with instructions on how to access our proxy materials and vote via the Internet, or by mail, or telephone. The notice also contains instructions on how to request a paper copy of our proxy materials, including our 2022 Annual Report. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you expect to participate in the Annual Meeting, our Board of Directors (the “Board”) encourages you to review the accompanying Proxy Statement for information relating to each of the proposals and to cast your vote promptly.

By Order of the Board of Directors, Andrew McCormick General Counsel and Corporate Secretary March 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 5, 2023. The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report are available at www.virtualshareholdermeeting.com/BRCC2023.

PROXY STATEMENT SUMMARY

This summary highlights information that is contained elsewhere in this Proxy Statement. It does not include all information necessary to make a voting decision and you should read this Proxy Statement in its entirety before casting your vote. References to “BRCC,” “Black Rifle Coffee,” “Black Rifle Coffee Company,” the “Company,” “we,” “us,” or “our” refer to BRC Inc., together with its controlled subsidiaries, unless the context requires otherwise.

Black Rifle Coffee Company at a Glance

Black Rifle Coffee Company is a rapidly growing, veteran-controlled and led coffee and media company with an incredibly loyal and quickly expanding community of more than 2 million lifetime consumers, more than 271,000 active coffee club subscribers, and 13.1 million social media followers across our accounts and the accounts of our co-founders and key media personalities as of December 31, 2022.

Evan Hafer founded the Company in 2014 with a one-pound roaster in his garage, roasting, packaging, and shipping bagged coffee directly to consumers. Today, we operate out of facilities and offices in Salt Lake City, Utah; Manchester, Tennessee; and San Antonio, Texas, and offer over 20 varieties of roasted whole bean and ground coffee, plus ready-to-drink, single-serve, and instant coffee. Our historical performance reflects the scale and growth of our Company.

At Black Rifle Coffee, we develop our roast profiles with the same mission focus we learned as military members serving our country. We produce creative and engaging, cause-related media content, self-produced podcasts, and digital and print journalism in-house to inform, inspire, entertain, and build our community. We also sell Black Rifle Coffee-brand apparel, coffee brewing equipment, and outdoor and lifestyle gear that our consumers proudly wear and use to showcase our brand.

FY2022 Business Highlights

• Successful going public transaction in February 2022.

•  Our total revenue grew by 29% from 2021 to $301.3 million. The meaningful increase in revenue was driven by growth within our wholesale and outpost channels, which continued their impressive growth from 2021 by 114% and 90%, respectively.

•  We added an incremental 20,000 doors and increased our product distribution such that retailers accounting for 38.3% of all sales of similar products carried our products in 2022, up from 13.5% in 2021. According to Nielsen, our RTD dollar sales compared to a year ago were up almost 44% over the last 13 weeks through December 31st, 4X the category growth of 9.8%.

•  Less than six months into our launch at Walmart, we have risen to the #4 brand in bagged coffee and within that the #1 selling branded 12oz. bagged coffee, the largest dollar volume package size within Walmart’s bagged coffee segment.

• We’ve partnered with some of the most recognizable brands in the world, launching a co-branded coffee with Amazon Prime Video and becoming the official Coffee of the Dallas Cowboys.

•  We donated over $2.0M in cash and coffee to veteran, active duty and first responder causes. Close to half of all of our employee base are veterans or veteran spouses and we continue to hire more as the business grows.

Overview of Proposals

Proposals	Board Vote Recommendation	Page
1. Elect two Class I Director nominees	FOR each nominee	8
2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023	FOR	23

Proposal No. 1: Election of Director Nominees

We are asking you to vote for the election of Kathryn Dickson and Roland Smith as Class I directors, each to serve for a three-year term expiring at our 2026 Annual Meeting. Our Board currently consists of seven members and is divided into three classes, each of which has a three-year term.

Proposal No. 2: Ratification of Independent Auditor

We are also asking you to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2023. Although stockholder ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm is not required by law or our organizational documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in the view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting.

Other Proposals

The Board is not aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed proxy card. If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

CORPORATE RESPONSIBILITY

Our mission is to serve premium coffee and content to active military, veterans, first responders, and those who love America. We were founded with a commitment to give back, which guided our decision to become a public benefit corporation that supports our military personnel. Our focus on corporate responsibility promotes the long-term interests of our stockholders and stakeholders and strengthens our Board’s and management’s accountability.

Our Board of Directors’ primary duty is to oversee our corporate strategy; that includes the Board’s oversight of how environmental and social issues may affect our stockholders and other stakeholders. All employees at all levels ensure corporate responsibility at Black Rifle Coffee Company as we believe achievement of operational excellence is intrinsically tied to how responsibly we run our business.

We have built a strong and cohesive culture at Black Rifle Coffee Company dedicated to our people. As a veteran-founded and veteran-controlled company, we are committed to hiring veterans and veteran spouses. Our aim is to have half our new hires be veterans and military spouses as we continue to expand our operations and inspire them to become entrepreneurs. As part of our contribution to supporting our military personnel, we have hired overseas individuals who helped America in its military operations. In 2022, we embarked on a Black Rifle Coffee Company Bar Master program designed by two of our Special Coffee Association authorized trainers to level-up our coffee knowledge within the organization. In addition, we are in the process of implementing a full learning management system, “Brew U”, for all employees. Those two initiatives are opportunities for employees to refine their skills and expertise in coffee while furthering our outstanding coffee culture.

We take pride in the coffee we roast and are dedicated to ensuring we use quality sourced beans in the process. Our coffee beans have an 83-point (out of 100) grade or higher and are sourced only from high quality suppliers from over ten countries in Latin America, Africa, and Asia. Our licensed, Coffee Quality Institute-certified grader leads cupping, grading, scoring, and sourcing for our coffees. High quality coffee beans is not enough; we seek to hold our supply chain partners accountable to high standards, and are developing a Supplier Code of Conduct.

Fundamental to our operations is the support we give to the BRCC Fund, our 501(c)(3) nonprofit organization, and its focus on veteran-related causes important to the Company. Dedicated to serving and defending the principles of our country, the BRCC Fund supports veterans, first responders, and their families while also helping to conserve the great American outdoors. We pursue this through education and job training for veterans; scholarships for family members of veterans killed or wounded in action; grants for emergency assistance, training, and equipment for police, firefighters, and EMTs; partnerships with organizations to support local causes and events aimed at helping those struggling to find their place; and engagement opportunities in the great outdoors to help people reconnect with nature. In 2022, the BRCC Fund donated more than $315,000 to worthy causes. In addition, our corporate giving initiatives provided 122,280 bags of coffee and approximately $1.2 million in donations to 39 organizations.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why You Received the Proxy Materials

You are viewing or have received these proxy materials because the Company’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, we are making this Proxy Statement and our 2022 Annual Report available to stockholders electronically via the Internet. On or about March 21, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and 2022 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Stockholders Entitled to Vote

The Board has set March 8, 2023, as the record date for the Annual Meeting. If you were the owner of our Class A Common Stock or Class B Common Stock at the close of business on the record date, you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock you held on the record date. At the close of business on the record date, there were 58,378,857 shares of our Class A Common Stock and 153,181,442 shares of our Class B Common Stock issued, outstanding and entitled to vote. Shares of our Class A Common Stock and Class B Common Stock vote together, as a single class.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose relevant to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1144 S. 500 W, Salt Lake City, UT 84101. If our offices are not generally open, stockholders may contact Investor Relations at BlackRifleIR@icrinc.com and arrangements will be made to review the records in person. During the Annual Meeting, the list of stockholders will be available for examination at www.virtualshareholdermeeting.com/BRCC2023.

Quorum

A majority of the voting power of the shares of Class A and Class B Common Stock issued and outstanding and entitled to vote at the Annual Meeting as of the record date must be present virtually at the Annual Meeting, either in attendance or by proxy, to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares will be counted as present at the Annual Meeting if you either attend our Annual Meeting or properly submit your proxy prior to the Annual Meeting.

If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting without a vote of stockholders. In addition, stockholders holding a majority of the voting power present, either in attendance or by proxy, and entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

Difference between Record Holders and Street Name Holders

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in “street name,” your broker, bank, trustee, or other nominee is considered, with respect to those shares, the stockholder of record, and the proxy materials or voting instructions are being forwarded to you by that organization.

Attending the Annual Meeting

The Company has decided to hold the Annual Meeting entirely online. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/BRCC2023. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. You may also join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date. The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

Voting Methods

Stockholders of Record

If you are a stockholder of record, you may vote:

•	by Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;

•	by Telephone – You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Mail – You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or

•

electronically at the Annual Meeting – If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the Annual Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 4, 2023. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.

Beneficial Owners of Shares Held in “Street Name.”

If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. You may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date.

Vote Requirements

Proposal No. 1: Election of Director Nominees

You may vote “FOR” or “WITHHOLD” with respect to each director nominee. For a director to be elected, the director must receive the affirmative vote of a plurality of the votes cast in the election. Votes withheld and broker non-votes will have no effect.

Proposal No. 2: Ratification of Independent Auditor

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. The affirmative vote of the holders of a majority in voting power of the votes cast is required to ratify the appointment of our independent auditors. Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

If you are a stockholder of record and you properly sign and return a proxy card, your shares will be voted as you direct. If no instructions are indicated on such proxy card and you are a stockholder of record, shares represented by the proxy will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement, namely “FOR” for all director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Broker Non-Votes and Abstentions

For certain proposals, brokers may not have discretionary authority to vote on a particular matter if they have not received specific instructions from the beneficial owner of the shares (“broker non-votes”). Banks, brokerage firms, and other nominees who hold our shares in street name for their customers generally have authority to vote on “routine” proposals such as the ratification of auditors when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the election of directors or other non-routine matters.

Broker non-votes and abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes and abstentions are not considered “votes cast.” Accordingly, broker non-votes and abstentions will have no impact on the outcome of the proposals contained in this Proxy Statement. In addition, a withheld vote will have no effect on the outcome of the election of our directors in an uncontested election.

Revocability of Proxies

Any proxy given by a stockholder of record pursuant to this Proxy Statement may be revoked by the person giving it at any time before the final vote at the Annual Meeting by submitting a written notice of revocation to BRC Inc., 1144 S. 500 W, Salt Lake City, UT 84101, or over the Internet or by phone by following the instructions included in your proxy materials. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone, by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the online Annual Meeting.

Solicitation of Proxies

Our Board is making this solicitation and we will bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of our Class A and Class B Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other of our employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, via the Internet, personal interview, or telephone.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS

Overview

Our Board consists of seven directors. At the Annual Meeting, two Class I directors will be elected. Kathryn Dickson and Roland Smith, our current Class I directors and whose terms expire at the Annual Meeting, are nominees for election at the Annual Meeting. The nominating and corporate governance committee has recommended, and the Board has approved, the nomination of each of these directors to stand for election at the Annual Meeting. Each Class I nominee, if elected, will serve a three-year term expiring at the 2026 Annual Meeting, or until such director’s earlier death, resignation, or removal from the Board.

As set forth in our Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I directors, whose current terms expire at the Annual Meeting and whose subsequent terms will expire at the annual meeting in 2026; Class II directors, whose current terms expire at the annual meeting in 2024; and Class III directors, whose current terms expire at the annual meeting in 2025. Subject to the Investor Rights Agreement (as defined below), the term of all Class I directors will automatically become one year commencing with the annual meeting in 2029, the term of all Class II directors will automatically become one year commencing with the annual meeting in 2030, and the term of all Class III directors will automatically become one year commencing with the annual meeting in 2031, with all directors having a term of one year from and after the annual meeting of stockholders in 2031. The current Class I directors are Kathryn Dickson and Roland Smith; the current Class II directors are Thomas Davin and George Muñoz; and the current Class III Directors are Evan Hafer, Steven Taslitz and Glenn Welling.

Each of the nominees has consented to serve if elected. However, if either of the nominees fails to stand for election, declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, or our Board, at its option, may reduce the number of directors that constitute the entire Board.

Criteria for Nomination to the Board

The nominating and corporate governance committee assesses the skills, experiences, and attributes our Board should represent to align its individual and group strengths with our Company’s long-term strategic plan and the interests of our stockholders. The nominating and corporate governance committee identifies director nominees using the criteria set forth below and any other criteria that may identified in accordance with the nominating and corporate governance committee’s charter and our corporate governance guidelines:

•

Ethics. The nominating and corporate governance committee seeks director nominees who are persons of good reputation and character who conduct themselves in accordance with high personal and professional ethical standards, including the policies set forth in the Company’s Code of Ethics.

•

Conflicts of Interest. Each director or director nominee should not, by reason of any other position, activity or relationship, be subject to any conflict of interest that would impair the director or director nominee’s ability to fulfill the responsibilities of a member of the Board.

•

Independence. The nominating and corporate governance committee will consider whether directors and director nominees will be considered independent under the standards of the New York Stock Exchange (“NYSE”), and the heightened independence standards for audit committees and compensation committee under the securities laws.

•

Business and Professional Activities. Directors and director nominees should maintain a professional life active enough to keep them in contact with the markets and/or the industry in which the Company is active. A significant position or title change will be seen as reason to review a director’s membership on the Board.

•

Experience, Qualifications and Skills. Directors and director nominees should have the educational background, experience, qualifications and skills relevant for effective management and oversight of the Company’s management, which may include experience at senior executive levels in comparable companies, public service, professional service firms, or educational institutions.

•

Time/Participation. Directors and director nominees should have the time and willingness to carry out their duties and responsibilities effectively, including time to study informational and background materials and to prepare for meetings. Directors should attempt to arrange their schedules to allow them to attend all scheduled Board and committee meetings. The Board will consider the participation of and contributions to the activities of the Board for any director recommended for re-nomination.

•	Board Evaluation. The nominating and corporate governance committee will consider the results of the annual Board evaluation in its Board refreshment strategy.

•

Overboarding. No director or director nominee may serve on more than four public company boards (including the Company’s Board). No director or director nominee that is an executive officer of a public company may serve on more than two public company boards (including the Company’s Board). No member of the audit committee may serve simultaneously on the audit committee of more than three public companies (including the Company’s audit committee). Accepting a directorship with another public company that the director did not hold when elected or appointed to the Board will be seen as a reason to review a director’s membership on the Board.

•

Diversity. The Board and nominating and corporate governance committee believe that diversity, including gender, race, ethnicity and United States military service, brings a diversity of viewpoints to the Board that is important to the effectiveness of the Board’s oversight of the Company.

•

Tenure/Retirement. The Board and nominating and corporate governance committee do not believe that there should be a fixed term or retirement age for directors, but will consider each director’s tenure and the average tenure of the Board.

Director Nomination Rights

On February 9, 2022, in connection with the consummation of the business combination by which BRC Inc. became the parent company of Authentic Brands LLC and Black Rifle Coffee Company LLC (the “Business Combination”), the Company, SilverBox Engaged Sponsor LLC (the “Sponsor”), Engaged Capital, LLC, a member of the Sponsor, and certain of its affiliates (collectively, “Engaged”), Evan Hafer, our Chief Executive Officer and a director, and certain other equityholders of the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, for so long as Mr. Hafer and Engaged continue to own a specified percentage of Class A Common Stock and/or Common Units of Authentic Brands, Engaged will have the right to designate for nomination by the Board up to two candidates for election to the Board, and Mr. Hafer will have the right to designate for nomination to the Board up to three candidates (including himself) for election to the Board. In addition, until the fifth anniversary of the closing of the Business Combination, (i) the parties to the Investor Rights Agreement will vote their shares in favor of the directors put forth for nomination by Engaged and Mr. Hafer and (ii) the Sponsor and certain other equityholders party to the Investor Rights Agreement will vote all of their shares in the election and removal of directors as directed by Mr. Hafer. Mr. Hafer’s nominees are Messrs. Taslitz and Muñoz, in addition to himself; Engaged’s nominees are Messrs. Welling and Smith. At the Annual Meeting, Mr. Hafer will control approximately 65.1% of the outstanding voting power in the election of directors, and he intends to vote “FOR” Kathryn Dickson and Roland Smith.

Stockholder Nominations

The nominating and corporate governance committee will review and evaluate candidates submitted by stockholders for election to the Board using the same criteria it applies to director nominees identified by the nominating and corporate governance committee, taking into consideration whether nominations are made in accordance with the procedures to nominate directors set forth in our bylaws. Any stockholder who wishes to recommend a candidate for consideration by the nominating and corporate governance committee should follow the procedures described later in this Proxy Statement under the heading “Stockholder Proposals and Nominations to be Included in Next Year’s Proxy Statement.”

Board Qualifications

Set forth below are some of the experiences, qualifications, attributes, and skills possessed by the nominees for election to the Board and our continuing directors.

Director	Corporate Governance	Finance & Capital Markets	Mergers & Acquisitions	Marketing	Diversity	Consumer Packaged Goods	Technology	Growth Company	Military and/or Government Service
Evan Hafer	X			X		X		X	X
Thomas Davin	X	X	X	X		X		X	X
Kathryn Dickson	X			X	X	X	X		X
George Muñoz	X	X		X	X	X			X
Roland Smith	X	X	X	X		X		X	X
Steven Taslitz	X	X	X	X		X	X	X
Glenn Welling	X	X	X			X	X	X

Nominees and Continuing Directors

Biographical information for each person nominated for election as a director at the Annual Meeting and each person whose term of office as a director will continue after the Annual Meeting is set forth below, including age, term of office, and business experience, including directorships with publicly traded companies during the past five years. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes, or skills that factored into the determination by the nominating and corporate governance committee and our Board that each such person should continue to serve as a director.

Class I Director Nominees for Terms Expiring in 2026

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH OF THE CLASS I DIRECTOR NOMINEES

LISTED BELOW.

Kathryn Dickson, Lead Independent Director

Independent Director Since August 2020 Committee Service: • Compensation Committee (Chair) • Nominating and Corporate Governance Committee Age 57 Other Public Boards: • Flexsteel Industries, Inc.

Experience and Expertise

Kathryn Dickson is the Lead Independent Director of our Board. Ms. Dickson served as President of Manitoba Harvest, a global company that manufactures and markets plant-based-protein foods and beverages, from 2019 through 2020. Prior to Manitoba Harvest, Ms. Dickson served as Senior Vice President at Mattel, Inc., and President of its American Girl subsidiary from 2016 through 2018. Prior to American Girl, Ms. Dickson served as Chief Marketing Officer for News America Marketing Inc., a subsidiary of global media and information services company, News Corp, from 2015 to 2016. Ms. Dickson spent the majority of her career, more than 23 years, with General Mills, Inc. serving in marketing leadership and general management roles of increasing responsibility for some of the world’s best-known brands, concluding with her service as Vice President/Business Unit Director for Old El Paso and Betty Crocker Dinners. Ms. Dickson served on the board of directors of Cooper Tire & Rubber Company from October 2018 until July 2021, and is currently on the board of Flexsteel Industries, Inc. where she has been an independent director since July 2021, and serves on its compensation committee and nominating and governance committee. Ms. Dickson has served on the board of directors for Black Rifle Coffee Company since August 2020, and is currently Lead Independent Director, Compensation Committee chair, and member of the Nominating and Governance Committee. Ms. Dickson earned a Bachelor of Science degree from the United States Air Force Academy, and a Master of Business Administration (MBA) degree from the University of California, Los Angeles. She served as an officer in the U.S. Air Force, where she achieved the rank of Captain.

Qualifications • Ms. Dickson brings extensive expertise in driving growth through omnichannel and digital strategies, brand building, marketing and product innovation to the Board.

Roland Smith, Executive Chairman

Director Since February 2022 Committee Service: • Nominating and Corporate Governance Committee Age: 68

Experience and Expertise

Roland Smith has served as Executive Chairman of our Board since July 2022. Mr. Smith is currently Chairman of the Board of Jack’s Family Restaurants, Inc. and a director of Caliber Inc. He previously served as Chairman and Chief Executive Officer of Office Depot, Inc., a leading global provider of products, services, and solutions for every workplace, from November 2013 until February 2017. Prior to joining Office Depot, Mr. Smith served as the President and Chief Executive Officer of Delhaize America, LLC, the U.S. division of Delhaize Group, and Executive Vice President of Delhaize Group, an international food retailer, from October 2012 to September 2013. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011 and served as President and Chief Executive Officer from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc. from September 2008 to July 2011. Mr. Smith also served as Chief Executive Officer of Triarc Companies, Inc. from June 2007 to September 2008, and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner, operator and franchisor, from April 2006 to July 2011. He previously served as Chairman of the Board of 24 Hour Fitness USA, Inc. until December 2020, director and Chairman of the Board of Carmike Cinemas, Inc., director of The Wendy’s Company, director of Wendy’s/Arby’s Group, Inc., and director of Dunkin’ Brands Group, Inc until December 2020. Mr. Smith earned a Bachelor of Science degree from West Point Military Academy.

Qualifications • Mr. Smith brings extensive chief executive experience to our Board and has served previously on multiple public company boards.

Continuing Directors – Class II Directors with Terms Expiring in 2024

Thomas Davin

Director Since September 2018 Age 65

Experience and Expertise

Thomas Davin has served as Co-Chief Executive Officer of the Company since January 2019 and has served as a director since September 2018. Prior to joining the Company, Mr. Davin was the Chief Executive Officer of 5.11 Tactical from 2011 to 2018 and Chief Executive Officer of Panda Restaurant Group from 2004 to 2009. He was the Chief Operating Officer of Taco Bell from 1997 to 2000. Mr. Davin began his business career in the merger and acquisition groups at Goldman Sachs and PepsiCo. He is presently on the board of directors of Backcountry.com, Pear Sports, LLC, and was previously a member of the boards of Oakley and Zumiez. Mr. Davin served as a U.S. Marine Corps infantry officer and Recon Marine, obtaining the rank of Captain. Mr. Davin graduated from Duke University and earned an MBA from Harvard Business School.

Qualifications • Mr. Davin is qualified to serve on our Board based on his role as co-Chief Executive Officer of the Company and prior extensive executive experience.

George Muñoz

Independent

Director Since July 2020

Committee Service:

•   Audit Committee (Chair)

•   Compensation Committee

Age 71

Other Public Boards:

•   Marriott International, Inc.

•   Laureate Education, Inc.

•   Altria Group, Inc.

Experience and Expertise

George Muñoz has been a director of the Company since July 2020. He has over seventeen years of experience in public company corporate governance serving as a member of the board of directors and as a member or chair of audit committees, compensation committees, and corporate ESG committees. Mr. Muñoz currently serves on the audit committees of Laureate Education, Inc. and Altria Group and the inclusion and social impact committee of Marriott International, Inc. From 1993 to 1997, Mr. Muñoz served as an Assistant Secretary and Chief Financial Officer of the U.S. Treasury Department in Washington, DC., and from 1997 to 2001, he served as President and Chief Executive Officer of the Overseas Private Investment Corporation. Mr. Muñoz has a law degree from Harvard Law School, Masters in Public Policy from Harvard University, a bachelor’s in accounting from the University of Texas at Austin, an LL. M. from DePaul University, and a Master of Arts in Theology from Catholic Distance University. He is a currently licensed attorney and a certified public accountant in several states, and, since 2001, has served as a principal of Muñoz Investment Banking Group, LLC and the law firm Tobin & Muñoz, PLLC.

Qualifications • Mr. Muñoz brings years of experience of corporate governance and expertise in accounting and finance.

Continuing Directors – Class III Directors with Terms Expiring in 2025

Evan Hafer

Director Since October 2014 Committee Service: • Nominating and Corporate Governance Committee (Chair) Age 47

Experience and Expertise

Evan Hafer founded the Company in 2014 and has been Chief Executive Officer since its inception. He is a director and previously served as Chairman of the Board from October 2014 to July 2022. Prior to founding the Company, Mr. Hafer had fifteen years of service in the U.S. military and worked as a contractor for the CIA. As a member of the military, he served as a Green Beret with the 19th Special Forces Group and was deployed overseas multiple times. Mr. Hafer attended the University of Idaho and has been roasting coffee since 2006.

Qualifications • Mr. Hafer is qualified to serve on our Board based on his role as Founder and Chief Executive Officer of the Company.

Steven Taslitz

Independent Director Since 2018 Committee Service: • Audit Committee • Nominating and Corporate Governance Committee Age 64

Experience and Expertise

Steven Taslitz is a director of our Board. Mr. Taslitz joined the Company as a director in 2018. Mr. Taslitz is also currently on the board of directors of Datacubed Health, Stella, Fancy Sprinkles, We Are Giant, and Wengen Alberta. He is also a member of the audit committee for Fancy Sprinkles and Stella. He co-founded Sterling Partners in 1983 and is Chairman of the firm. Mr. Taslitz and his family have supported and served on a number of educational, non-profit boards, including the Illinois Board of Higher Education, the Glencoe Educational Foundation, and the Investment Committee of the Jewish United Fund. He received a BS in Accountancy with Honors from the University of Illinois.

Qualifications

•   Mr. Taslitz is qualified to serve on our Board based on his role as co-founder of Sterling Partners, a significant stockholder in the Company, his extensive knowledge about our business, and his extensive experience as a director of a diverse range of companies.

Glenn Welling

Independent Director Since February 2022 Committee Service: • Audit Committee • Compensation Committee Age 52 Other Public Boards: • Hain Celestial Group, Inc.

Experience and Expertise

Glenn Welling is a director of our Board and he is a member of the Audit Committee and the Compensation Committee. Mr. Welling is the founder and CIO of Engaged Capital, a constructive activist fund that invests in small and mid-cap public companies. Previously, Mr. Welling was a Principal and Managing Director at Relational Investors, a $6B activist fund. He was responsible for managing the fund’s consumer, healthcare and utility investments. Prior to Relational, Mr. Welling spent 7 years as a Managing Director at Credit Suisse and Head of the Investment Banking Department’s Advisory Business. Mr. Welling joined Credit Suisse when the Firm acquired HOLT Value Associates, where he was a Partner and Managing Director. Prior to HOLT, Mr. Welling was the Managing Director of Valuad U.S., a financial software and advisory business. Prior to Valuad U.S., he worked at leading consulting firms including A.T. Kearney and Marakon Associates.

He is also a member of the Board of Directors of NCR Corporation, a NYSE listed software- and services-led enterprise technology provider where he serves on the Compensation and Human Resources Committee and the Audit Committee. From 2017 to 2022, Mr. Welling was a member of the Board of Directors of The Hain Celestial Group, a NASDAQ listed leading marketer, manufacturer and seller of organic and natural better- for-you-products. From 2015 to 2020, Mr. Welling was a member of the Board of Directors of TiVo Corporation, a NASDAQ listed provider of digital entertainment technology solutions. From 2015 to 2018 he served on the Board of Medifast, Inc., a NYSE listed manufacturer of medically based, proprietary healthy living and meal replacement products. From January 2015 to August 2018, he served on the Board of Jamba, Inc., a NASDAQ listed leading restaurant retailer of better-for-you food and beverage offerings. Mr. Welling was recognized by The National Association of Corporate Directors (NACD) as one of the 100 most influential directors in corporate boardrooms in 2018. From 2017 to 2019, he also served on the Corporate Governance Advisory Council of the Council of Institutional Investors. Mr. Welling earned a Bachelor of Science degree from University of Pennsylvania Wharton School of Business.

Qualifications • Mr. Welling is well-qualified to serve on our Board due to significant experience in the areas of investments, finance and corporate governance.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Board Leadership and Governance Structure

The following table details certain basic information on our directors, the composition of the Board and its standing committees, and the number of meetings held during the year ended December 31, 2022.

				Committee Memberships
Name	Age	Director Since	Independent	Audit	Compensation	Nominating and Governance
Evan Hafer	45	2014				©
Thomas Davin	65	2018
Kathyrn Dickson	57	2020	☑		©	☑
George Muñoz	71	2020	☑	©	☑
Roland Smith	68	2022			☑	☑
Steven Taslitz	64	2018	☑	☑		☑
Glenn Welling	52	2022	☑	☑	☑
FY 2022 Meetings			Board: 4	5	11	4

☑ = Member

© = Chair

Director Independence

The Company’s Class A Common Stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors, subject to specified exceptions. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Company has determined that Kathryn Dickson, George Muñoz, Steven Taslitz and Glenn Welling are “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Controlled Company

Mr. Hafer controls a majority of the voting power of our outstanding Class A Common Stock and Class B Common Stock. As a result, we are deemed a “controlled company” under the NYSE corporate governance standards. As a controlled company, we are free from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NYSE;

•	that we have, to the extent applicable, a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that any compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

Because we have availed ourselves of the “controlled company” exception under the rules, we may choose to rely upon these exemptions. These exemptions, however, do not modify the independence requirements for our audit committee and we will comply with the requirements of Rule 10A-3 of the Exchange Act, and the rules of the NYSE within the applicable time frame.

Board Leadership Structure

The Board periodically appoints a chairperson of the Board. Both independent and management directors, including the Chief Executive Officers, are eligible for appointment as the chairperson. If the chairperson is not an independent director, the Board will designate a Lead Independent Director. Currently, Roland Smith serves as Executive Chairman and Kathryn Dickson serves as Lead Independent Director. The Board conducts an annual assessment of its leadership structure to determine that the leadership structure is the most appropriate for the Company, taking into account the recommendations of the nominating and corporate governance committee.

Board Committees

The Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The responsibilities of each committee are described below. The composition of each committee has been determined and made in accordance with the NYSE listing standards and the independence standards under the Exchange Act, as applicable. Members serve on these committees until their resignation or until otherwise determined by the Board.

Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website at https://ir.blackriflecoffee.com.

Audit Committee

Our audit committee consists of George Muñoz, Steven Taslitz, and Glenn Welling, with Mr. Muñoz serving as chair. Each of these individuals qualifies as an independent director under the NYSE listing standards and the independence standards of Rule 10A-3 under the Exchange Act. Each member of the audit committee is financially literate and our Board has determined that Mr. Muñoz qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the Board in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included herein.

Compensation Committee

Our compensation committee consists of Kathryn Dickson, George Muñoz, and Glenn Welling, with Ms. Dickson serving as chair. Each of these individuals qualifies as an independent director under the NYSE listing standards.

Our compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our compensation disclosure required by SEC rules;

•	if necessary, preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Evan Hafer, Kathryn Dickson, Roland Smith and Steven Taslitz, with Mr. Hafer serving as chair. Ms. Dickson and Mr. Taslitz qualify as independent directors under the NYSE listing standards.

Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees to the Board;

•	overseeing the evaluation of the Board and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board.

Meeting Attendance

During the fiscal year ended December 31, 2022, each director attended at least 75% of the meetings of the Board and meetings of each committee of the Board on which he or she served.

Directors are expected to attend each annual meeting of stockholders. We did not hold an annual meeting of stockholders in fiscal 2022.

Other Governance Matters

Code of Ethics

We adopted a Code of Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, which is posted on our website. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Our Code of Ethics is available on our investor relations website at https://ir.blackriflecoffee.com under the link “Governance Documents.” We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 15, 2023. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management of the Company. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of the committees above and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including Board composition, Board structure and operations, the duties and responsibilities of the Board, director independence, executive sessions, management succession planning, director qualifications, director orientation and continuing education, director access to independent advisers, director and management compensation and annual Board and committee performance evaluations. A copy of our Corporate Governance Guidelines is made available on our website.

Prohibition of Certain Types of Transactions

Our Insider Trading Policy prohibits our directors, officers, employees, and agents (such as consultants and independent contractors) and their spouses or other members of their households from entering into hedging or monetization transactions or similar arrangements with respect to our securities.

In addition, our Insider Trading Policy prohibits our directors, officers, and employees and their spouses or other members of their households from engaging in certain special and prohibited transactions, such as holding our securities in a margin account, pledging our securities as collateral for a loan, short-term trading, short sales, publicly-traded options, and hedging transactions, standing and limit orders (except those approved under Rule 10b5-1 Plans), without specified approval.

On November 11, 2022, the Board of Directors approved a proposal by Mr. Taslitz to pledge all his holdings in the Company as part of an all-asset security package, which included substantially all of the public company securities held by Mr. Taslitz, in connection with a personal line of credit. The Board of Directors permitted Mr. Taslitz to take such action in order for Mr.  Taslitz to continue to hold his shares that he otherwise may have sold.

Communications with the Board

The Board values stockholder communication and welcomes questions or comments about the Company and its operations. Stockholders or interested parties who wish to communicate with our Board, including our independent directors, may send communication in writing to: Corporate Secretary, BRC Inc., 1144 S. 500 W, Salt Lake City, UT 84101. You must include your name and address in the written communication and indicate whether you are a stockholder. The Corporate Secretary will review any communication received from a stockholder or interested party, and all relevant, material communications will be forwarded to the appropriate director or directors or committee of our Board based on the subject matter.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

We pay only non-employee directors for their services as directors. Directors who are also officers or employees of the Company, including our Executive Chairman, are not eligible to receive any of the compensation described below. Both equity and cash compensation paid to our directors during 2022 was determined using benchmark data from our peer companies provided by our compensation committee’s independent compensation consultant, Pearl Meyer.

For 2022, our directors were eligible for the following compensation:

•	an annual cash retainer of $50,000;

•	an additional annual cash retainer of $10,000, $6,000 and $5,000 for service as members of our audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an additional annual cash retainer of $20,000, $10,000 and $9,000 for service as chair of our audit committee, compensation committee and nominating and corporate governance committee, respectively;

•

an initial grant of restricted stock units (“RSUs”) having a grant date fair value of $150,000 on the date of each such director’s appointment to our Board of Directors, vesting in full on the third anniversary of the date of grant; and

•	an annual grant of RSUs having a grant date fair value of $125,000, vesting in full on the first anniversary of the date of grant.

Our directors may elect to receive all or a portion of their annual cash compensation in the form of RSUs. In 2022, each of our directors voluntarily elected to receive an equivalent RSU grant in lieu of their cash compensation.

In addition to the annual director compensation listed above, Ms. Dickson, our Lead Independent Director, received an additional $150,000 RSU award in December 2022 that vests one year from the date of the grant in recognition of certain extraordinary activities and efforts in 2022. Additionally, our directors that served on the Board in 2022 prior to the Business Combination, received a pro-rated equity award in May 2022 to compensate for their service from the time between the Business Combination and the date of the Annual Meeting.

Our annual grants to directors are made on the date of our annual meeting of stockholders, with vesting to occur on the first anniversary of the date of grant. We reimburse all directors for their reasonable out-of-pocket costs and expenses incurred in attending board meetings.

Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to our directors for the fiscal year ended December 31, 2022. Messrs. Hafer and Davin, our co-Chief Executive Officers, are also members of the Board, but did not receive any additional compensation for their service as directors.

The compensation of Evan Hafer and Thomas Davin as named executive officers is set forth below under “Executive Compensation—Summary Compensation Table.” The compensation of Roland Smith, who is not a named executive officer, was approved by the Board of Directors and its compensation committee.

Name	Fees earned or paid in cash(1)	Stock Awards ($)(2)	Total
Kathryn Dickson	$151,239	$480,515	$631,754
George Muñoz	$138,738	$330,513	$469,251
Steven Taslitz	$125,237	$330,513	$455,749
Glenn Welling	$109,737	$330,513	$440,250

(1)

All directors elected to receive their cash payments in the form of RSU grants, with the exception of one cash payment to each of Ms. Dickson, Mr. Muñoz and Mr. Taslitz in the amounts of $22,500, $19,500 and $16,500, respectively.

(2)

Consists of grants of RSUs. The assumptions made in calculating the grant date fair value of these awards are set forth in Note 13. Equity-Based Compensation, to the consolidated financial statements in the Company’s 2022 Annual Report on Form 10-K.

Outstanding Equity Awards for Directors at Fiscal Year-End

The following table provides information regarding equity awards held by our non-employee directors that were outstanding as of December 31, 2022:

Name	Stock Awards Outstanding (#)(1)	Option Awards Outstanding (#)
Kathryn Dickson	56,058	—
George Muñoz	31,246	—
Steven Taslitz	30,443	—
Glenn Welling	30,310	—

(1)	Includes RSUs and Incentive Units under the legacy Authentic Brands Incentive Equity Plan.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023 (“fiscal 2023”) and is asking stockholders to ratify this appointment at the Annual Meeting.

EY has audited our financial statements annually since 2020. A representative of EY is expected to attend this year’s Annual Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board to select EY as our independent registered public accounting firm for fiscal 2023, the audit committee determined that retention of EY is in the best interests of us and our stockholders. Information regarding fees billed by EY for our 2021 and 2022 fiscal years is set forth under “Independent Registered Public Accounting Firm Fees” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. However, we are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain EY, but may ultimately determine to retain EY as our independent registered public accounting firm. Even if the appointment is ratified, the audit committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

Independent Registered Public Accounting Firm Fees

The following table shows the fees that EY billed us for professional services rendered for fiscal 2021 and 2022 (in thousands):

Fee Category	2022	2021
Audit Fees	$2,048	$150
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$2	$—
Total Fees	$2,050	$150

Audit Fees

Audit Fees include fees for professional services performed by EY for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and Form 10-K filings, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees includes fees for the assurance and related services performed by EY that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

Tax Fees includes fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

All Other Fees

All Other Fees are the aggregate fees billed in each of the last two fiscal years for products and services provided by the EY, other than the services reported in Audit Fees, Audit-Related Fees, and Tax Fees. In 2022, All Other Fees consisted of a software subscription for an accounting and research tool.

Audit Committee Pre-Approval Policies and Procedures

The audit committee pre-approves all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. All such services and fees provided by our independent registered public accounting firm during fiscal 2022 were pre-approved by the audit committee.

Audit Committee Report

The audit committee assists our Board of Directors in oversight of (1) our accounting and financial reporting processes and the audits of our financial statements; (2) the independent auditor’s qualifications, independence, and performance; (3) our internal audit function and the performance of our internal controls; (4) financial, operational, and security risk exposures; and (5) our compliance with legal and regulatory requirements. Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, was responsible for auditing the financial statements prepared by our management for the fiscal year ended December 31, 2022. In connection with our review of the Company’s audited financial statements for the fiscal year ended December 31, 2022, we relied on reports received from EY as well as the advice and information we received during discussions with the Company’s management.

In this context, we hereby report as follows:

(a)   the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with the Company’s management;

(b)   the audit committee has discussed with EY, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

(c)   the audit committee has received and reviewed the written disclosures and the letter from EY, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with EY its independence from the Company; and

based on the review and discussion referred to in paragraphs (a) through (c) above, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in BRC Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Members of the audit committee:

George Muñoz

Steven Taslitz

Glenn Welling

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference.

EXECUTIVE COMPENSATION

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation for fiscal 2022, that we provided to our Named Executive Officers (or NEOs). Black Rifle Coffee has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” as that term is defined in the rules promulgated under the Exchange Act.

Our NEOs, consisting of our two principal executive officers and the next two most highly compensated executive officers, for the fiscal year ended December 31, 2022 were:

•	Evan Hafer, our Chief Executive Officer

•	Thomas Davin, our Co-Chief Executive Officer

•	Greg Iverson, our Chief Financial Officer

•	Heath Nielsen, our Chief Retail Officer

What We Do

We strive to maintain executive compensation policies and practices consistent with our executive compensation philosophy. The following items highlight our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our stockholders’ long-term interests.

•	Pay for Performance. We design our executive compensation program to align pay with Company performance.

•

Significant Portion of Compensation is at Risk. A significant portion of executive compensation is “at risk” based on our performance, including short-term cash incentives and long-term equity incentives, to align the interests of our executive officers and stockholders.

•	Independent Compensation Advisor Reports Directly to the Compensation Committee. The compensation committee engages its own compensation consultant to assist with making compensation decisions.

•	Annual Market Review of Executive Compensation. The compensation committee and its compensation consultant annually assess competitiveness and market alignment of our compensation plans and practices.

•	Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over multi-year periods, consistent with current market practice and our retention objectives.

•	Minimize Inappropriate Risk Taking. Our compensation program is weighted toward long-term incentive compensation to discourage short-term risk taking.

•	Competitive Peer Group. Our Compensation Committee selects our peers from companies that are similar to us with respect to market capitalization, business strategy, and revenue.

•

Stock Ownership Guidelines for Executives and Directors. We maintain stock ownership guidelines for our NEOs and non-employee directors to encourage ownership of our common stock and alignment with the long-term interests of our stockholders.

Role of the Compensation Committee

The compensation committee’s goal is to ensure that the total compensation paid to our executives is fair, competitive, and properly structured to attract and retain talent and align management’s interests with those of our stockholders. In such capacity, the compensation committee administers our executive compensation plans, reviews our general compensation programs and policies, and monitors the performance and compensation of NEOs and other key employees.

Role of the Compensation Consultant

The compensation committee has engaged Pearl Meyer as its independent compensation consultant. Pearl Meyer provides input, analysis, and advice about the Company’s executive compensation philosophy, peer group, pay positioning (by pay component and in total) relative to peer companies, compensation design, equity usage, and risk associated with the current compensation programs.

Benchmarking Compensation

To attract and retain high-performing talent, the compensation committee references prevailing pay rates when establishing target compensation opportunities for our NEOs. To do this, the compensation committee uses a variety of sources for both the broader market and for a core peer group of companies. The compensation committee, with the advice of Pearl Meyer, considers several criteria to determine our peer group, such as whether companies (1) are in the same or similar lines of business, (2) compete for the same customers with similar products and services, and (3) have comparable financial characteristic (mainly revenue and market capitalization). The compensation committee selected the following companies for the fiscal year 2022 Peer Group:

•	BellRing Brands, Inc.

•	Beyond Meat, Inc.

•	Celsius Holdings, Inc.

•	Dutch Bros Inc.

•	Freshpet, Inc.

•	Krispy Kreme, Inc.

•	NewAge, Inc.

•	Portillo’s Inc.

•	Shake Shack Inc.

•	Tattooed Chef, Inc.

•	The Honest Company, Inc.

•	The Simply Good Foods Company

•	The Vita Coco Company, Inc.

•	Vital Farms Inc.

•	Wingstop Inc.

•	Zevia PBC

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2022 and 2021:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All other compensation ($)(3)	Total ($)
Evan Hafer	2022	$314,306	—	$3,892,710	—	$12,200	$4,219,216
Chief Executive Officer	2021	$340,000	—	—	—	$11,600	$351,600
Thomas Davin	2022	$352,039	—	$256,875	$767,647	$12,200	$1,388,761
Co-Chief Executive Officer	2021	$315,000	—	—	—	$11,600	$326,600
Gregory Iverson	2022	$350,000	—	$239,750	$716,471	$12,200	$1,318,421
Chief Financial Officer	2021	$350,000	$10,000	—	—	$11,600	$371,600
Heath Nielsen
Chief Retail Officer (4)	2022	$275,962	$252,000	$67,418	$243,750	$98,924	$938,054

(1)

Amounts shown include the grant date fair values of RSU, PSU and Authentic Brands Incentive Unit awards granted in the year indicated. The assumptions made in calculating the grant date fair value of these awards are set forth in Note 13. Equity-Based Compensation, to the consolidated financial statements in the Company’s 2022 Annual Report on Form 10-K. For the PSUs granted to Mr. Hafer in 2022, if the highest level of performance is achieved for all performance metrics, the grant date fair value would be $25,852,669.

(2)

Stock options granted to employees under the 2022 Plan (as defined below) vest ratably over three years and expire after seven years. The assumptions made in calculating the grant date fair value of the stock options are set forth in Note 13. Equity-Based Compensation, to the consolidated financial statements in the Company’s 2022 Annual Report on Form 10-K.

(3)	Mr. Nielsen received a relocation benefit of $98,924 in 2022. All other amounts represent 401(k) matches in the year indicated.
(4)	Mr. Nielsen commenced employment with BRCC in March 2022.

Compensation Philosophy

Our compensation policies and philosophies are designed to:

•	attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value;

•	retain leaders who engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Elements of NEO Compensation

The primary elements of compensation for our NEOs are base salary, annual bonuses and long-term incentive awards in the form of equity awards. The NEOs also participate in employee benefit plans and programs that we offer to our other employees, as described below. The compensation committee develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs. We have entered into an employment agreement or an offer letter with each of our NEOs. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Annual Base Salary

Base salaries provide our NEOs with a form of fixed compensation that allows for a degree of financial certainty and stability. Base salary amounts are determined annually by the compensation committee and set at a level that is commensurate with each executive’s duties and authority, contributions, prior experience, and performance. In 2022, our NEOs were entitled to the following annual base salaries:

Named Executive Officer	2022 Base Salary (Annualized)
Evan Hafer	$340,000
Thomas Davin	$360,000
Gregory Iverson	$350,000
Heath Nielsen	$350,000

The compensation committee reviews base salaries each year and may make periodic adjustments in response to changes in job scope, prevailing market levels or other factors. The actual base salaries paid to each NEO for fiscal 2022 and fiscal 2021, as applicable, are set forth above in the “Summary Compensation Table” under the column entitled “Salary”.

Annual Bonuses

We believe it is important to motivate our key leaders to achieve our short-term performance goals by linking a portion of their annual cash compensation to the achievement of our approved operating plan. For fiscal 2022, the annual target bonus amounts, which are assessed and approved annually by the compensation committee, for each NEO were as follows:

Named Executive Officer	2022 Target Bonus Opportunity
Evan Hafer (1)	n/a
Thomas Davin	75%
Greg Iverson	75%
Heath Nielsen	100%

(1)	Mr. Hafer does not participate in the annual bonus program.

The compensation committee approved our fiscal 2022 cash bonus plan. Under the 2022 cash bonus plan, the performance was based upon revenue, gross margin, and individual performance goals. Although several individual performance goals were achieved, the compensation committee used its discretionary authority to determine that no bonuses would be payable with respect to 2022 performance for Mr. Davin or Mr. Iverson due to the shortfall on revenue and gross margin.

In recognition of Mr. Nielsen being a partial year employee, the compensation committee evaluated him primarily on his achievements against individual performance goals. Based on Mr. Nielsen’s ability to design a successful store prototype that enhanced operational efficiency, effectively launch the “Mobile Order & Pay” platform, drive product innovation, and expand the cold beverage platform, the compensation committee approved a discretionary bonus award of $252,000 for Mr. Nielsen in 2022.

Equity Incentives

In connection with the Business Combination, our stockholders approved the Company’s 2022 Omnibus Incentive Plan (the “2022 Plan”), pursuant to which we may grant eligible employees equity compensation awards. The goals of our long-term, equity-based incentive awards are to align the interests of our NEOs and other employees with the interests of our stockholders. Because vesting is based on continued employment over multiple years, our equity-based incentives also encourage the retention of our NEOs through the vesting period of the awards.

Our compensation committee typically approves annual equity awards during the first quarter of each year. While we intend that the majority of equity awards to our employees be made pursuant our annual grant program, the compensation committee retains discretion to make equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

For fiscal year 2022, the compensation committee determined that our NEOs, with the exception of Mr. Hafer, would receive the following types of equity awards:

•

Stock Options (75% of grant value): Provide strong incentives for our executive officers to increase the value of our common stock over the long term, and they tightly align the interests of our executives with those of our stockholders. The stock options we grant vest over three years, with one-third of the shares subject to the option vesting on each anniversary of the vesting commencement date, subject to the recipient’s continued employment or service with us on each vesting date. Options have a term of seven years from the date of grant.

•

RSU Awards (25% of grant value): Granted because they are less dilutive to our stockholders, as fewer shares of our common stock are granted to achieve an equivalent value relative to stock options, and because RSU awards are an effective retention tool that maintain value even in cases where the share price is trading lower than the initial grant price. The RSUs we grant vest in equal annual increments over three years, subject to the recipient’s continued employment or service with us on each vesting date.

The 2022 Plan provides that Mr. Hafer will be eligible to receive awards with respect to a number of shares of Class A Common Stock equal to up to 4% of the fully-diluted aggregate number of Class A and Class B Common Stock outstanding as of the Business Combination.

As founder of the Company, Mr. Hafer did not participate in the annual equity awards provided to the other NEOs in 2022. Instead, in December 2022, Mr Hafer received a significant equity award (the “Founder Stock Award Grant”) in the form of performance-based restricted stock units (“PSUs”). The Founder Stock Award Grant is intended to provide an immediate alignment between Mr. Hafer’s compensation and the interests of our stockholders as contemplated in connection with the Business Combination and as previously disclosed.

The Founder Stock Award Grant provided to Mr. Hafer vests based upon attainment of significant market capitalization CAGR targets through April 30, 2027, subject to Mr. Hafer’s continued employment through such date. Half of the total Founder Stock Award Grant will vest in the event a CAGR of at least 25% is attained measured from the Company’s initial listing price of $10.00/share. In the event a CAGR of greater than 25% is attained, PSUs will vest on a straight-line basis such that the full remaining amount of the Founder Stock Award Grant would vest upon attainment of a CAGR of 50%. No PSUs will vest (other than any PSUs that have become accumulated PSUs, performance-vested awards that remain subject to continued service-based vesting through the end of the performance period) in the event the CAGR is below 25%.

Based upon the current aggregate number of outstanding Class A Shares and shares of Class B Common Stock, the Founder Stock Award Grant would require a minimum price per Class A Share of approximately $26.00 to vest in any respect and a price of approximately $65.00 per Class A Share to vest in full. However, the actual stock price required to attain performance-vesting will depend on the actual number of shares outstanding as of the applicable measurement date. Upon termination of Mr. Hafer’s employment without cause or if Mr. Hafer resigns for “good reason”, the unvested PSUs shall be forfeited. Upon termination for any other reason, all PSUs granted to Mr. Hafer shall be forfeited.

Authentic Brands maintained an Equity Incentive Plan (the “Incentive Unit Plan”) pursuant to which its Board issued (“Incentive Units”) to eligible individuals. The Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and provided an immediate and significant alignment between our NEOs and our business. As profits interests, the Incentive Units have no value for tax purposes on the date of grant.

Mr. Davin and Mr. Iverson were previously granted Incentive Units pursuant to the terms and conditions set forth in the Incentive Unit Plan and the Third Amended and Restated Limited Liability Company Agreement of Authentic Brands, in each case prior to the Business Combination. The number of Incentive Units granted to those NEOs was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Incentive Units was determined by the compensation committee of the Board of Authentic Brands in its sole discretion.

The unvested Incentive Units held by our NEOs generally vest over a four-year period — 25% on the first anniversary of the date of grant and then in equal installments at the end of each subsequent quarter over the next three years, in each case, subject to continued employment through such date. In connection with the Business Combination, certain prior Incentive Units that were vested (including those that vested in connection with the Business Combination) were converted into Common Units of Authentic Brands on a net-basis. Incentive Units that remained unvested continue to vest in accordance with their terms. However, no additional awards will be granted under the Incentive Unit Plan.

The grant date fair value of the equity awards is set forth above in the “Summary Compensation Table” under the columns entitled “Stock Awards” and “Option Awards” with accompanying footnotes.

Severance Compensation

Certain of the employment agreements provide for additional compensation upon a qualifying termination of employment. See “— Potential Payments upon Termination or Change in Control” for additional details.

Restrictive Covenants

Each employment agreement includes the Company’s customary non-competition, non-solicitation, and confidentiality restrictions.

Other Benefits

We maintain a tax-qualified retirement plan that provides all full-time employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code of 1986, as amended.

We match 100% of participant deferrals up to 3% of a participant’s compensation plus 50% of participant deferrals in excess of 3% and up to 5% of employee’s compensation for a maximum matching contribution equal to 4% of a participant’s compensation under a safe harbor provision. Participants are immediately vested in their contributions and company safe harbor contributions plus actual earnings thereon. Vesting in the Company’s discretionary contribution portion of their accounts plus actual earnings thereon is based on years of credited service. Participants vest 50% each year until they are 100% vested after two years of service.

Agreements with Named Executive Officers

Mr. Hafer

Employment Agreement, dated as of December 29, 2022, by and between Black Rifle Coffee Company, LLC and Mr. Hafer.

During the term of the employment agreement, Mr. Hafer’s is to receive annual salary of no less than $340,000 (which may be increased from time to time). Mr. Hafer is not eligible to receive a target annual incentive opportunity based on his base salary. Mr. Hafer’s employment agreement provides that in the event that Mr. Hafer is terminated for any reason, subject to his execution of a general release of claims, he will be entitled to receive any earned but unpaid base salary through the date of termination, any benefits due under any of the Company’s employee benefit plans under the terms and conditions of such plan, including insurance policies but excluding any severance program or policy, any expenses owed to Mr. Hafer (any “Hafer Accrued Amounts”). If Mr. Hafer is terminated without “cause” or Mr. Hafer terminates his employment for “good reason” (as such terms are defined in Mr. Hafer’s employment agreement), subject to his execution of a general release of claims, he will be entitled to receive any Hafer Accrued Amounts and continued payment of his base salary for a thirty-six month period following termination of employment.

Mr. Davin

Employment Agreement, dated as of January 7, 2019, by and between Black Rifle Coffee Company LLC and Mr. Davin.

During the term of the employment agreement, Mr. Davin is to receive an annual base salary of no less than $300,000 (which may be increased from time to time), and a target annual incentive opportunity of 75% of base salary. Mr. Davin’s employment agreement provides that his employment by the Company is at-will and generally does not provide for additional compensation upon termination, beyond a requirement for the Company to provide at least 30 days’ written notice of termination of employment if Mr. Davin’s employment is terminated by the Company, or for Mr. Davin to provide 60 days’ notice if Mr. Davin terminates his employment with the Company.

Mr. Iverson

Employment Agreement, dated as of May 2020, by and between Black Rifle Coffee Company, LLC and Mr. Iverson.

Executive Severance and Restrictive Covenant Agreement, dated as of December 29, 2022, between Black Rifle Coffee Company LLC and Mr. Iverson.

During the term of the employment agreement, Mr. Iverson is to receive an annual base salary of no less than $350,000 (which may be increased from time to time), and a target annual incentive opportunity of 75% of base salary. Mr. Iverson’s Executive Severance and Restricted Covenant Agreement (the “Severance Agreement”) provides that in the event that Mr. Iverson is terminated for any reason, subject to his execution of a general release of claims, he will be entitled to any earned but unpaid base salary through the date of termination and any expenses owed (the “Iverson Accrued Amounts”). If Mr. Iverson is terminated without “cause” (as that term is defined in the Severance Agreement), subject to his execution of a general release of claims, he will be entitled to receive the Iverson Accrued Amounts and continued payment of his base salary for a twelve month period following termination of employment.

Mr. Nielsen

Offer Letter, dated as of March 2022, by and between Black Rifle Coffee Company, LLC and Mr. Nielsen.

During the term of the Offer Letter, Mr. Nielsen is to receive an annual base salary of no less than $350,000 (which may be increased from time to time), and a target annual incentive opportunity of 100% of base salary. Mr. Nielsen’s Offer Letter provides that his employment by the Company is at-will and generally does not provide for additional compensation upon termination, beyond a requirement for the Company to provide at least the minimum notice as required by law of termination of employment if Mr. Nielsen’s employment is terminated by the Company.

Vesting of Incentive Units upon Change in Control

The terms of the Incentive Units held by our NEOs provided for partial accelerated vesting upon a “change in control” (as defined in the Incentive Unit Plan), depending on the amount of time that has elapsed between the date of grant and the date of such “change in control.” The Business Combination resulted in Mr. Davin and Mr. Iverson each receiving full vesting of all Incentive Units held.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our NEOs that were outstanding as of December 31, 2022:

		Option Awards (1)			Stock Awards (2)
Name	Grant Date	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option Expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units, or other rights that have not vested ($)
Evan Hafer,
Chief Executive Officer	12/29/2022	—	—	—	—	—	4,231,206	$25,852,669
Thomas Davin,
Co-Chief Executive Officer	2/9/2022	132,353	$10.00	2/9/2029	18,750	$114,563	—	—
Gregory Iverson,
Chief Financial Officer	2/9/2022	123,529	$10.00	2/9/2029	17,500	$106,925	—	—
Heath Nielsen,
Chief Retail Officer	3/14/2022	30,055	$16.23	3/14/2029	4,921	$30,067	—	—

(1)	Stock options granted vest ratably over three years and expire after seven years.
(2)

Stock awards include RSU, PSU and Incentive Unit awards. RSU awards vest annually over three years. The PSU awards were granted to Evan Hafer and vest based on significant market capitalization CAGR targets through April 30, 2027, subject to Mr. Hafer’s continued employment through such date, as described more fully above under “Equity Incentives.” All PSUs were unvested as of December 31, 2022, and the number of shares shown assumes achievement of the target performance level. The unvested Incentive Units held by our NEOs generally vest over a four-year period — 25% on the first anniversary of the date of grant and then in equal installments at the end of each subsequent quarter over the next three years, in each case, subject to continued employment through such date. The value for each award was calculated by multiplying the number of shares of common stock underlying the unvested portion of the award by $6.11, the closing price for our Class A Common Stock on the NYSE on the last trading day of 2022.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Shares to be issued upon exercise of outstanding options, RSUs, PSUs, and Incentive Units (#) (a)	Weighted average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	10,078,611	$9.77	17,144,648
Equity compensation plans not approved by security holders (2)	14,210	—	—

Total	10,092,821	$9.77	17,144,648

(1)

The weighted average exercise price is calculated based solely on the exercise price of outstanding stock options and does not take into account outstanding RSUs, PSUs or Incentive Units, which have no exercise price.

(2)

Equity compensation plans approved by our security holders consist of the 2022 Plan and the BRC Inc. 2022 Employee Stock Purchase Plan, under which 12,639,726 and 4,514,047 shares of Class A Common Stock, respectively, were available for future issuance as of December 31, 2022.

(3)

In connection with the Business Combination, we assumed the Authentic Brands Equity Incentive Plan, which has not been approved by our stockholders. No additional awards may be issued under the Equity Incentive Plan.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information known to us regarding the beneficial ownership of shares of common stock as of March 8, 2023 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of Class A common stock;

•	each of our NEOs and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of shares of the Company’s voting shares as presented below is based on the following: (i) an aggregate of 58,378,857 shares of Class A Common Stock issued and outstanding and (ii) an aggregate of 153,181,442 shares of Class B Common Stock issued and outstanding. Subject to the terms of the Third Amended and Restated Limited Liability Company Agreement of Authentic Brands, Common Units of Authentic Brands are redeemable or exchangeable for shares of our Class A Common Stock on a one-for-one basis. Corresponding shares of Class B Common Stock will be canceled on a one-for-one basis as Common Units are redeemed or exchanged. Beneficial ownership of shares of our Class A Common Stock reflected in this table does not include beneficial ownership of shares of our Class A Common Stock for which such Common Units may be redeemed or exchanged.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 1144 S 500 W, Salt Lake City, UT 84101.

Shares of Common Stock Beneficially Owned

The following table provides information regarding beneficial ownership as of March 8, 2023:

Name of Beneficial Holder	Class A Common Stock	Shares Issuable Within 60 Days(1)	Stock Options Exercisable Within 60 Days	Class B Common Stock	Total Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock	Percentage of Total Voting Power
Directors and Officers
Roland Smith	2,737	19,033	—	—	21,770	*	*
Evan Hafer (2)	20,969,810	—	—	116,818,152	137,787,962	78.6%	65.1%
Thomas Davin (3)	—	6,250	44,117	8,699,870	8,750,237	13.0%	4.1%
Kathryn Dickson	18,737	20,785	—	117,235	156,757	*	*
George Muñoz	2,737	20,128	—	201,348	224,213	*	*
Steven Taslitz (4)	2,737	19,325	—	1,689,927	1,711,989	2.8%	*
Glenn Welling (5)	13,860,279	19,398	—	—	13,879,677	23.8%	6.6%
Mathew Best	—	—	—	29,176,726	29,176,726	33.3%	13.8%
Gregory Iverson	—	5,833	41,176	1,417,535	1,464,544	2.4%	*
Heath Nielsen	—	1,640	10,018	—	11,658	*	*
All directors and executive officers as a group (13 persons)	21,505,587	112,392	95,311	129,103,552	150,816,842	80.4%	71.2%
Other Shareholders Over 5%
EKNRH Holdings LLC (6)	—	—	—	34,417,374	34,417,374	37.1%	16.3%
Marianne Hellauer (7)	—	—	—	26,648,846	26,648,846	31.3%	12.6%
John Miller (8)	500,000	—	—	14,243,594	14,743,594	20.3%	7.0%
Funds and accounts managed by Engaged Capital (5)	13,351,450	—	—	—	13,351,450	22.9%	6.3%
The Vanguard Group (9)	3,616,526	—	—	—	3,616,526	6.2%	1.7%
* Less than 1%

(1)	Consists of shares of Class A Common Stock issuable upon the vesting of RSUs on or before May 7, 2023.

(2)

Consists of (i) 34,417,374 shares of Class B Common Stock held through EKNRH Holdings LLC, an entity managed by Mr. Hafer, and (ii) 20,969,810 shares of Class A Common Stock and 82,400,778 shares of Class B Common Stock, which includes the shares reported as held by Mr. Best, Engaged Capital, Ms. Hellauer and John Miller, that may be deemed to be beneficially owned by Mr. Hafer, given that, pursuant to the Investor Rights Agreement, Mr. Hafer has a proxy to vote such shares with respect to director elections. The number of shares subject to the Investor Rights Agreement is based on the most recent information available to the Company. Mr. Hafer disclaims any beneficial ownership of the reported shares other than with respect to shares held by EKNRH Holdings LLC and other than to the extent of any pecuniary interest Mr. Hafer may have therein, directly or indirectly.

(3)

Reflects (i) 7,394,756 shares of Class B Common Stock directly held by Mr. Davin and (ii) 1,305,114 shares of Class B Common Stock that Mr. Davin may be deemed to beneficially own through his control, together with a partner, of the entity owning such shares. Mr. Davin disclaims any beneficial ownership of the reported shares held by such entity other than to the extent of any pecuniary interest Mr. Davin may have therein, directly or indirectly.

(4)

Includes 1,686,203 shares of Class B Common Stock held by a trust for which Mr. Taslitz is acting as a trustee and which shares may therefore be deemed to be beneficially owned by Mr. Taslitz. Mr. Taslitz disclaims any beneficial ownership of the reported shares held by such trusts other than to the extent of any pecuniary interest Mr. Taslitz may have therein, directly or indirectly. For the description of an all-asset security package which includes all such shares, see “Other Governance Matters – Prohibition of Certain Types of Transactions.”

(5)

Includes (i) 12,451,018 shares of Class A Common Stock held by Engaged Capital Flagship Master Fund, LP (“Engaged Capital FMF”), and (ii) 900,432 shares of Class A Common Stock held by an account (the “Engaged Capital Account”) separately managed by Engaged Capital, LLC (“Engaged Capital”). Engaged Capital, LLC, as the general partner and investment adviser of Engaged Capital FMF and the investment adviser of the Engaged Capital Account, and Glenn Welling, as the Founder and Chief Investment Officer of Engaged Capital and the sole member of Engaged Capital Holdings, LLC (the managing member of Engaged Capital), may be deemed to beneficially own the 13,351,450 shares owned in the aggregate by Engaged Capital FMF and held in the Engaged Capital Account. Mr. Welling disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest Mr. Welling may have therein, directly or indirectly. Mr. Welling is also a trustee of a trust that owns 406,092 shares of Class A Common Stock of the Company and, as such, may be deemed to be the beneficial owner of such shares. The principal business address of Glenn Welling and Engaged Capital is c/o Engaged Capital, LLC, 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660.

(6)	EKNRH Holdings LLC is an entity managed by Evan Hafer and, as such, Evan Hafer is the beneficial owner of the shares held by EKNRH Holdings LLC.

(7)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2023 by Marianne Hellauer. Ms. Hellauer serves as trustee for trusts holding 26,648,846 shares of Class B Common Stock. Ms. Hellauer reported that she has sole voting and dispositive power with respect to all such shares. Ms. Hellauer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest Ms. Hellauer may have therein, directly or indirectly.

(8)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2023 by John Miller. Mr. Miller serves as trustee for trusts and as manager of other entities holding 500,000 shares of Class A Common Stock and 14,243,594 shares of Class B Common Stock. Mr. Miller reported that he has sole voting and dispositive power with respect to all such shares. Mr. Miller disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest Mr. Miller may have therein, directly or indirectly.

(9)

Based on information set forth in a Schedule 13G filed with the SEC on February 9, 2023 by the Vanguard Group and certain related entities. The Vanguard Group reported that it has shared voting power with respect to 47,601 shares of Class A Common Stock, sole dispositive power with respect to 3,545,919 shares of Class A Common Stock, and shared dispositive power with respect to 70,607 shares of Class A Common Stock. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2022, other than the following three reports that were filed late. On March 14, 2022, Heath Nielsen received a grant of stock options. The corresponding Form 4 filing, which was due March 16, 2022, occurred on March 22, 2022. On April 5, 2022, Silverbox Engaged acquired shares of our Class A Common Stock upon the conversion of shares of our Class C Common Stock. The corresponding Form 4 filing, which was due April 7, 2022, occurred on April 12, 2022. On May 3, 2022, Silverbox Engaged received Class A Common Stock upon the exercise of warrants. The corresponding Form 4 filing, which was due May 5, 2022, occurred on May  11, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last completed fiscal years or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, including employment, termination of employment and change in control arrangements, which are described where required under “Executive Compensation”.

Related Person Policy of the Company

We have adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the audit committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company shall collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the audit committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the audit committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

The audit committee has determined that certain transactions will not require the approval of the audit committee including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis and transactions available to all employees generally.

Other Transactions

On August 18, 2021, we entered into an agreement with Sterling Fund Management, LLC pursuant to which we agreed to cover certain expenses incurred by Sterling Fund Management, LLC and certain of its affiliates in connection with the evaluation of potential Black Rifle Coffee store locations in the State of Arizona in an aggregate amount of $1.0 million. Steven Taslitz, a member of our Board, is the co-Founder and Chairman of Sterling Fund Management, LLC. As of the date of this proxy statement, no amount was due under this agreement.

LLC Agreement

On February 9, 2022, in connection with the consummation of the Business Combination, the Company and the other holders of Common Units and Restricted Common Units of Authentic Brands (“Company Units”) entered into the Third Amended and Restated Limited Liability Company Agreement of Authentic Brands (“LLC Agreement”). The operations of Authentic Brands, and the rights and obligations of the holders of the Company Units, are set forth in the LLC Agreement.

Under the LLC Agreement, Authentic Brands is managed by the Company. Except as otherwise specifically required under the LLC Agreement, the Company has full and complete control of all affairs of Authentic Brands. The Company manages and controls all business activities and operations of Authentic Brands and controls the day-to-day management of the business of Authentic Brands and its subsidiaries. In addition, the LLC Agreement provides, among other things, that the holders of the Common Units (other than the Company and its subsidiaries) have the right to require Authentic Brands to redeem all or a portion of such Common Units, together with the cancellation of an equal number of shares of Class B Common Stock, for an equal number of shares of Class A Common Stock, or a corresponding amount of cash, in each case contributed to Authentic Brands by the Company, provided that the Company may elect to effect a direct exchange of such cash or the Class A Common Stock for such Common Units in lieu of any such redemption, all in accordance with the terms and subject to certain restrictions set forth in the LLC Agreement.

Investor Rights Agreement

On February 9, 2022, in connection with the consummation of the Business Combination, the Company, the Sponsor, Engaged, Mr. Hafer and certain other equityholders of the Company entered into the Investor Rights Agreement, pursuant to which, among other things, so long as Mr. Hafer and Engaged continue to own a specified percentage of Class A Common Stock and/or Common Units, then such holder will have the right to designate for nomination by the Board the number of candidates for election to the Board specified in the Investor Rights Agreement. In addition, for a period of five years following the consummation of the Business Combination, certain equityholders party to the Investor Rights Agreement have agreed to vote as directed by Mr. Hafer as a proxy on the election and removal of directors. The Investor Rights Agreement also provides that certain specific action as set forth therein shall be approved by a vote of two thirds of the directors then in office. In addition, under the Investor Rights Agreement, the Company agreed to register for resale, certain shares of Class A Common Stock and other equity securities of the Company that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Tax Receivable Agreement

On February 9, 2022, in connection with the consummation of the Business Combination, the Company entered into a Tax Receivable Agreement with Authentic Brands and Sterling New Investment Holdings LLC, as agent (the “Tax Receivable Agreement”).

Pursuant to the Tax Receivable Agreement, the Company will be required to pay to certain existing members of Authentic Brands 85% of the tax savings that the Company realizes as a result of increases in tax basis in Authentic Brands’ assets resulting from the redemption of former preferred units of Authentic Brands (other than those held by a certain blocker corporation) and a portion of the Common Units for the consideration paid pursuant to the Business Combination agreement, the future exchange of Common Units for shares of Class A Common Stock (or cash) pursuant to the LLC Agreement and certain pre-existing tax attributes of the certain blocker corporation, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right (with the consent of a majority of its disinterested directors and of the agent under the Tax Receivable Agreement) to terminate the Tax Receivable Agreement for an amount representing the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement or certain other acceleration events occur.

ADDITIONAL INFORMATION

Availability of Certain Information

Our 2022 Annual Report has been posted on the Internet along with this Proxy Statement, each of which is accessible by following the instructions in the Internet Notice.

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC on March 15, 2023. We will mail without charge, upon written request, a copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2022, excluding exhibits. Please send a written request to:

BRC Inc.

Attn: Investor Relations

1144 S 500 W, Salt Lake City, UT 84101

(801) 874-1189

Householding

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Internet Notice or, if requested, our Proxy Statement and Annual Report unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of an Internet Notice, or, if requested, our Proxy Statement and Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o BRC Inc., 1144 S 500 W, Salt Lake City, UT 84101 or by phone at (801) 874-1189. If you participate in householding and wish to receive a separate copy of the Internet Notice or, if requested, this Proxy Statement and our Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.

If you are the beneficial owner of shares held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of the Internet Notice, this Proxy Statement or our Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.

Stockholder Proposals and Nominations to be Included in Next Year’s Proxy Statement

If you satisfy the requirements of the rules and regulations of the SEC and wish to submit a proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2024 (the “2024 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than November 22, 2023, which is 120 calendar days before the anniversary of the date this Proxy Statement for the 2023 Annual Meeting is released to stockholders. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from the anniversary date of the 2023 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

Any stockholder proposal or director nomination submitted to us for consideration at the 2024 Annual Meeting, other than stockholder proposals complying with the Rule 14a-8 (which are subjected to separate requirements printed above), must be delivered to our Corporate Secretary between January 6, 2024 and February 5, 2024, which is 120 days and 90 days prior to the first anniversary of the 2023 Annual Meeting, except that if the date of the 2024 Annual Meeting is more than 30 days before or more than 70 days after such anniversary, we must receive the proposal no later than the close of business on the 10th day following the date on which public announcement of the date of the 2024 Annual Meeting is first made; otherwise, the proposal will be considered by us to be untimely and not properly brought before the 2024 Annual Meeting.

Stockholders wishing to include director nominees in the Company’s proxy card for the 2024 Annual Meeting must provide written notice to our Corporate Secretary between January 6, 2024 and February 5, 2024, with all the names of the director nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b) under the Exchange Act.

Stockholders who wish to submit a proposal or a director nominee must meet the eligibility requirements of the SEC and comply with the requirements of our bylaws and the SEC.

Other Matters

The Annual Meeting is called for the purposes set forth in the notice of Annual Meeting. Our Board does not know of any other matters to be considered by the stockholders at the Annual Meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy card with respect to matters that may properly come before the Annual Meeting and that are not known to our Board at the date this Proxy Statement was printed. It is the intention of the persons named in the proxy card to vote in accordance with their best judgment on any such matter.

BRC Inc. 1144 S. 500 W SALT LAKE CITY, UT 84101

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BRCC2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D99379-P89568                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRC Inc.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals:			☐	☐	☐
1.	Election of Directors
Nominees:
	01) 02)	Ms. Kathryn Dickson Mr. Roland Smith
							For	Against	Abstain
							☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D99380-P89568

BRC Inc.

Annual Meeting of Stockholders

May 5, 2023 11:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Evan Hafer, Thomas Davin, and Greg Iverson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B Common Stock of BRC Inc. that the stockholder(s) is/ are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT, on May 5, 2023, virtually at www.virtualshareholdermeeting.com/BRCC2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting of Stockholders. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side